Exhibit 10.1

                            DISTRIBUTORSHIP AGREEMENT


This Distributorship Agreement ("Agreement") is made as of the 6th day of February, 2004 (Effective Date) between Rubicon Medical Inc, a U.S. corporation with its principal offices at 3598 W. 1820 South, Salt Lake City, Utah, 84119, USA ("Rubicon Medical"), and NGC Medical Spa, an Italian corporation with its principal offices at Novedrate (CO), via Provinciale 35, ITALY ("Distributor").

WHEREAS, Rubicon Medical manufactures and sells the medical devices and products listed on Annex 1 to this Agreement (the "Products"); and

WHEREAS, Distributor wishes to distribute the Products in the countries and/or geographic regions described on Annex 2 to this Agreement (the "Territory"), and Rubicon Medical is willing to authorize Distributor to do so, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, Rubicon Medical and Distributor agree as follows:

1. Appointment. Rubicon Medical hereby appoints and authorizes Distributor as an exclusive distributor for the Products in the Territory, and Distributor accepts such appointment, all subject to the terms and conditions of this Agreement. In acting as a Distributor of Products pursuant to this Agreement, Distributor shall be an independent contractor and not an agent, employee or legal representative of Rubicon Medical, and all persons engaged by Distributor shall be Distributor's employees, legal representatives or agents but not those of Rubicon Medical. Distributor is not authorized to do business in Rubicon Medical's name or to otherwise obligate Rubicon Medical in any way.

2. Term. This Agreement will come into effect on the Effective Date mentioned in the preamble hereto and will be binding for a period of 2 (two) years following the last to occur of the date of receipt of CE Mark by Rubicon Medical or the date of official market launch in the Territory as directed by Rubicon Medical.

3. Distributor's Responsibilities. During the term of this Agreement, Distributor shall have the following duties and responsibilities and shall be subject to the following restrictions:

         3.1 Distributor shall not: (a) offer, promote, sell or distribute goods which are of the same kind, similar to or compete directly or indirectly with the Products, apart from Global Management accounts;
         (b) obtain Products for resale from any person or entity other than Rubicon Medical; and (c) actively advertise, promote or solicit customers for the Products outside the Territory, except as may otherwise be expressly authorized by Rubicon Medical in writing.

         3.2 Distributor shall use its best efforts to promote, sell and service the Products in the Territory.

         3.3 Rubicon Medical shall provide Distributor with all documents and information necessary for governmental approval of the Products.

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         3.4 Upon request of Rubicon Medical, Distributor shall return to
         Rubicon Medical or make such other disposition (including, but not limited to recalling Products) as Rubicon Medical shall direct of any portion of the Products determined by Rubicon Medical to be outdated or to otherwise require such disposition. In the event of any such return or disposition, Rubicon Medical shall either replace the Products or reimburse Distributor in an amount equal to the original sales price paid by Distributor for the Products, but only for Products that have not become outdated based on their labeled expiration date. Distributor hereby waives any other claim against Rubicon Medical for any special, consequential or other similar damages related to such return or disposition. Distributor hereby agrees to cooperate in any recall effort conducted by Rubicon Medical. Rubicon Medical shall retain the right to direct any recall of Products in the Territory.

         3.5 Distributor will provide and maintain at its own expense facilities and qualified personnel sufficient to provide a high standard of service to the customers purchasing Products in the Territory.

         3.6 At Distributor's expense and after Rubicon Medical's written approval, Distributor may advertise the Products to inform Distributor's customers and potential customers of the application, kind, quality and manufacturer of the Products.

         3.7 Distributor shall maintain records of its sales of Products, and permit Rubicon Medical to have access to those records upon Rubicon Medical's request.

         3.8 Distributor will avoid activities or practices that may injure the reputation of Rubicon Medical or the Products.

         3.9 Distributor will comply with all applicable laws and regulations during the course of performance of this Agreement and in related activities. Without limiting the foregoing, Distributor will not sell any Products in any country in the Territory unless and until it has obtained all governmental approvals necessary to do so.

         3.10 Distributor shall assist promptly in executing Products recalls as directed by Rubicon Medical. Rubicon Medical will reimburse Distributor's documented expenses directly in connection with repurchasing Products subject to recall.

         3.11 Distributor will maintain an adequate stock of Products to satisfy promptly needs of current and potential customers in the Territory. Distributor will defend, indemnify and hold harmless Rubicon Medical from any and all claims, demands, suits or liability arising out of any acts or omissions of Distributor, its employees, appointees, legal representatives and agents, whether based upon negligence, strict liability or otherwise. Rubicon Medical agrees to indemnify, defend and hold Distributor harmless from and against any and all claims, judgments, costs, awards, arising from any injury of a medical nature to any patient which results from Rubicon Medical design, manufacture or sale of products.

         3.12 Distributor shall be responsible, at its expense, for promotion during local and national events such as meetings and conventions that relate to Rubicon Medical's Products and that take place in the Territory and Rubicon Medical, at its own expense, shall be responsible for promotion during international events such as meeting and conventions that relate to Rubicon Medical's Products and that take place in the Territory.

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4. Exclusivity.

         4.1 In the event that Rubicon Medical receives any inquiry for Products from a purchaser or customer in the Territory, Rubicon Medical will promptly inform Distributor of such inquiry, and transfer, upon Distributor's instructions, such inquiry to Distributor. It is the intention of Rubicon Medical and Distributor that all inquiries, negotiations and sales of Products in the Territory shall be channeled through Distributor.

         4.2 During the term of this Agreement, Distributor shall purchase from Rubicon Medical its entire requirements for customers in the Territory of any and all medical devices falling within the range represented by the Products. Furthermore, Distributor shall not during the term hereof sell, promote or market to customers any Products outside the Territory. In the event that the Distributor receives any inquiry for Products from a customer located in any area other than the Territory, and such area is not covered by a separate arrangement between Distributor and Rubicon Medical, Distributor shall promptly inform Rubicon Medical of such inquiry and transfer, upon Rubicon Medical's instruction, such inquiry to Rubicon Medical.

5. Responsibilities of Rubicon Medical. During the term of this Agreement, Rubicon Medical covenants and agrees to do each of the following:

         5.1 Rubicon Medical shall use commercially reasonable best efforts to continuously research and develop Products suitable for the reasonable needs of the end-users in the Territory.

         5.2 Rubicon Medical shall not appoint any other distributor or importer of the Products to market the Products in the Territory during the term of this Agreement or make sales of any of the Products to any end-user in the Territory or to any customer outside the Territory who is known to Rubicon Medical to be intending to introduce the Products into the Territory. Rubicon Medical shall inform Distributor of all outside inquiries for sales of the Products within the Territory designated to the Distributor as exclusive, by other distribution companies.

         5.3 Rubicon Medical shall assist Distributor with materials necessary to obtain and maintain import licenses and health registrations required to import and sell Products within the Territory by furnishing to Distributor, at Rubicon Medical's cost, such technical descriptions, specifications, data, drawings, information, service manuals and so forth regarding the Products, in the English language, as Rubicon Medical can make available without unreasonable expense.

         5.4 Rubicon Medical shall promptly notify Distributor of any actions taken with respect to Rubicon Medical or the Products by regulators in any jurisdiction, including (i) any facility inspection resulting in any notice of infraction, warning or other action, (ii) voluntary or mandatory recalls or withdrawal of Products, (iii) administrative or court proceedings regarding the Products, (iv) any changes of factory installation and the way of sterilization, packaging, materials, design or other specifications of Products, and (v) similar matters. Rubicon Medical will promptly provide Distributor with copies of any correspondence with regulators regarding any of the foregoing.

         5.5 Rubicon Medical shall inform Distributor, from time to time, of the technical and other developments regarding the Products as these may occur.

6. Price and Payment Terms.

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         6.1 The Products shall be sold to the Distributor by Rubicon Medical at an international distributor's price list as is communicated by Rubicon Medical from time to time. Any change of the price of the Products shall not affect orders by the Distributor that were accepted by Rubicon Medical before the price change was communicated. The current international distributor's price list scheduled to be charged to the Distributor for the Products is set forth in Annex 3. If requested by Distributor, Rubicon Medical will make drop shipments to Distributor's customers in the Territory, in which case Rubicon Medical will prepay freight (and insurance) to destinations in the Territory, and add the freight (and insurance) to its invoices. In the event that Rubicon Medical makes such drop shipments, receipt at customs will constitute delivery per the terms of this agreement.

         6.2 Rubicon Medical may revise its prices for Products upon sixty (60) days prior written notice to Distributor.

         6.3 Distributor will open an account and pay in U.S. currency by net ninety (90) days after Rubicon Medical's invoice date. All payment hereunder shall be made in the United States and in United States dollars. Distributor will furnish Rubicon Medical with its most recent financial statements on request.

         6.4 Distributor shall pay any applicable sales tax, export tax, import tax, value added tax, duties and any similar taxes and charges relating to Products, and shall be responsible for shipment of Products and all expenses thereof after they are delivered to Distributor F.O.B. Rubicon Medical's United States factory or warehouse, but Rubicon Medical may, upon request, arrange for shipment and prepay freight (and insurance) as in section 6.1.

         6.5 Distributor shall submit per request by Rubicon Medical at the beginning of each calendar quarter a forecast of its requirements for Products for the next six month period.

7. Orders.

         7.1 All orders for Products by Distributor shall be initiated by Distributor's issuance of a written purchase order sent via facsimile or air mail. Such orders shall state unit quantities, unit descriptions, requested delivery dates and shipping instructions. Acceptance by Rubicon Medical of an order shall be indicated by written acknowledgment thereof by Rubicon Medical within five (5) business days following receipt of each order. All different or additional terms or conditions in Distributor's purchase order, acknowledgment or other similar document shall not add to or modify terms of this Agreement. Rubicon Medical shall have the right to cancel any order placed by Distributor or to refuse or delay shipment thereof if Distributor fails to make any payments as provided herein or otherwise agreed to by Rubicon Medical. Distributor may cancel an order for standard Products normally kept in Rubicon Medical's inventory which Rubicon Medical has accepted only by providing written notice to Rubicon Medical prior to the shipment or any part thereof and by paying such reasonable cancellation charge requested by Rubicon Medical. Distributor may not cancel an order for non-inventory Products or custom-made Products which Rubicon Medical has accepted unless confirmed in writing by Rubicon Medical and by paying such reasonable cancellation charge, including but not limited to tooling and works-in-progress expenses requested by Rubicon Medical.

         7.2 Orders will be binding upon Rubicon Medical only when accepted and approved in writing by an authorized representative of Rubicon Medical. All such orders will be for delivery F.O.B. Rubicon Medical's factory

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         or warehouse in the U.S.A. and will be subject to Rubicon Medical's standard terms and conditions in effect as of the shipment date, to the extent that such terms and conditions do not conflict with this Agreement, in which case this Agreement shall govern.

8. Product Warranty.

         8.1 Rubicon Medical shall extend to Distributor its published limited warranties for Products as the same may be modified by Rubicon Medical from time to time, and Rubicon Medical warrants to Distributor that Products sold to Distributor will at all times comply with the requirements of, and regulations adopted pursuant to, the U.S. Federal Food, Drug and Cosmetic Act specifically related to the Products. Rubicon Medical makes no other warranty, express or implied. RUBICON MEDICAL'S SOLE OBLIGATION UNDER THE FOREGOING WARRANTY SHALL BE, AT RUBICON MEDICAL'S SOLE ELECTION, TO EITHER REPLACE THE RELEVANT PRODUCT OR REFUND DISTRIBUTOR'S PURCHASE PRICE FOR SUCH PRODUCT AND TO PAY FOR DISTRIBUTOR'S INCIDENTAL DAMAGES WHICH, FOR THE PURPOSE OF THIS AGREEMENT, SHALL BE LIMITED TO THE NECESSARY EXPENSES OF DISTRIBUTOR INCURRED IN THE INSPECTION, RECEIPT, TRANSPORTATION, RECALL FROM CUSTOMER, CARE AND CUSTODY OF GOODS.

         8.2 Rubicon Medical will provide, when requested by Distributor, certification that, to the best of its knowledge, it is in compliance with all statutes, rules and regulations and relevant orders of the United States relating to the manufacture, use, distribution and sale of Products.

         8.3 THE WARRANTIES SET FORTH OR REFERRED TO IN THIS ARTICLE 8 ARE INTENDED SOLELY FOR THE BENEFIT OF DISTRIBUTOR AND MAY NOT BE MADE TO DISTRIBUTOR'S CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY RUBICON MEDICAL, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

         8.4 Distributor will make no representations or warranties with respect to the Products.

9. Confidentiality.

         9.1 Each party agrees not to divulge to any third party and not to use, except for the purposes contemplated by this Agreement, any information of a confidential nature disclosed to that party by the other party to this Agreement. Such information shall be deemed to include, but not to be limited to, technical information and data, commercial information and know-how, price structure, costs, administration and operations information, any business or technical information potentially useful to a competitor either in the Territory or in any other market, whether or not such information relates to Products or the business operations of the disclosing party. These confidentiality and use limitation provisions shall not apply to the extent that (a) the disclosed information is in the possession of the receiving party prior to the time of the disclosure; or (b) the information is at the time of disclosure or thereafter becomes public knowledge through no fault or omission of the receiving party hereunder; or (c) the information is lawfully obtained by the receiving party from a third party under no obligation of confidentiality to the disclosing party hereunder.

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         9.2 All technology, technical and commercial information, data, processes, know-how, and trade secrets furnished by Rubicon Medical to Distributor shall remain the property of Rubicon Medical, and Distributor shall not acquire any proprietary rights or other interests therein.

10. Intellectual Property Rights.

         10.1 Distributor agrees to submit to Rubicon Medical for prior written approval examples of promotional literature, advertising, and technical narrative in which any Rubicon Medical trademark, trade name, slogan, or logo is used. Distributor shall not register or use any of Rubicon Medical's trademarks, trade names, slogans, logos or packaging designs (or any similar trademarks, trade names, slogans, logos or packaging designs) except as specifically authorized in writing in advance. Sale by Distributor of Products in the packages in which they were shipped shall not be considered use for this purpose.

         10.2 Should Distributor become aware of the fact that a third party has infringed upon the patent rights, trademarks or trade names of Rubicon Medical or that such rights, trademarks or trade names are likely to be infringed, Distributor shall inform Rubicon Medical of the facts and at the same time shall make reasonable efforts to assist Rubicon Medical in prevention and/or remedy of such infringement. Rubicon Medical shall have no obligation to Distributor under this Agreement to prevent or remedy any such infringement.

         10.3 In the event that it becomes necessary or desirable for Rubicon Medical to prove use of any of its trademarks, trade names, slogans, or logos which appear on the Products, Distributor will cooperate with Rubicon Medical in obtaining such proof, and upon request will provide Rubicon Medical with such evidence of use as the authorities in the Territory may require. Distributor shall assign to Rubicon Medical, without compensation, all rights of record or otherwise that Distributor has obtained or may obtain with respect to any Rubicon Medical trademark, trade name, slogan, logo or packaging design and shall take such other action as Rubicon Medical may require in order to confirm Rubicon Medical's ownership thereof.

         10.4 Upon cancellation or termination of this Agreement, Distributor shall immediately stop using any of Rubicon Medical's trademarks, trade names, slogans, logos or packaging designs and any language stating or suggesting that Distributor is a distributor for the Products.

         10.5 Rubicon Medical reserves the right to suspend performance or to cancel this Agreement if it believes that the manufacture, sale or use of any Products sold hereunder may infringe any United States or foreign patent, or other industrial property right.

11. Force Majeure. No liability shall result from the delay in performance or nonperformance (other than the obligation to pay for Products shipped) caused by force majeure or circumstances beyond the reasonable control of the party affected, including, but not limited to, Acts of God, fire, flood, war, embargo, any United States or foreign government regulation, direction or request, accident, labor trouble, or shortage of, or inability to obtain material, equipment, or transport.

12. Termination. This Agreement shall be terminable or shall terminate, as the case may be, prior to the expiration of the Term or any renewals thereafter, if and when any of the following events occur:

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         12.1 Rubicon Medical may terminate this Agreement immediately upon written notice to the Distributor if the Distributor fails to cure a breach of its obligation hereunder within thirty (30) days of Distributor's receipt of written notice from Rubicon Medical. Failure to cure such breach within the thirty (30) day period, shall entitle Rubicon Medical to terminate this Agreement by giving written notice to the Distributor, effective upon the receipt of said written notice by the Distributor.

         12.2 Rubicon Medical may terminate this Agreement immediately by written notice to Distributor and reject, or revoke acceptance of, any orders for Products not then in the custody and control of the Distributor if Distributor engages in any act, practice or omission that threatens the health or safety of users of the Products or their patients, or that impairs or imminently threatens to impair the goodwill associated with the trademarks.

         12.3 This Agreement shall be terminated automatically upon the Distributor's cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, or filing of any petition and bankruptcy or for relief under the provisions of the bankruptcy laws of any country.

         12.4 This Agreement may be terminated immediately, at the sole option of Rubicon Medical, in the event that the Distributor without the prior written approval of Rubicon Medical assigns this agreement or merges, consolidates or sells all or substantially all of its assets or if there is a change in more than fifty percent (50%) of the stock ownership of the Distributor.

         12.5 Rubicon Medical may terminate this Agreement in the event that a law, decree or regulation is enacted or adopted by any governmental authority which would impair or restrict in any manner whatsoever the right of Rubicon Medical to terminate or elect not to renew this Agreement; provided, however, that such termination shall not take effect until the day prior to the effective date of the aforementioned law, decree or regulation.

         12.6 Rubicon Medical may terminate this Agreement upon Distributor's receipt of written notice if Distributor offers for sale, sells, advertise or promotes any Products or services in competition with those offered by Rubicon Medical.

         12.7 Rubicon Medical may terminate this Agreement upon Distributor's receipt of written notice if Distributor does not take orders for at least 75% of quota established pursuant to Annex 3 during the period set forth on Annex 3.

         12.8 In case of termination all sterile, undamaged inventory will be returned and a credit issued for landed cost (including shipping and customs) against any outstanding invoices or funds reimbursed if no outstanding invoices exist.

13. Applicable Law and Dispute Resolution.

         13.1 This Agreement shall be subject to and governed by the laws of the State of Utah, USA. The United States Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

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         13.2 In the event a dispute arises between the parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, the parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the matter has not been resolved by the parties within thirty (30) days of their first meeting to resolve a dispute, then such dispute shall be determined finally by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Salt Lake City, Utah, USA, and the language of the arbitration shall be English. The arbitration tribunal shall consist of a single arbitrator, unless either party requests a tribunal of three arbitrators. If three arbitrators are requested, each party shall appoint an arbitrator, and the arbitrators appointed by the parties shall designate a third arbitrator (and if they fail to agree on a third arbitrator within fifteen (15) days after they are both appointed, the third arbitrator shall be appointed by the Administrator of the American Arbitration Association). The arbitrator(s) shall apply the substantive law of the jurisdiction specified in section 13.1. The costs and expenses of any such arbitration, including reasonable attorneys' fees, shall be borne as determined by the arbitrators. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitrage Awards. Pending the submission to arbitrators and thereafter until the arbitrator(s) renders the award, the parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to final adjustment in accordance with the award. Nothing herein shall prevent any party from seeking injunctive relief from any court of competent jurisdiction, in order to preserve assets, prevent irreparable harm or as otherwise appropriate.

14. Claims; Indemnity.

         14.1 Given the fact that Distributor is not liable for any incidental or consequential damages arising from the use of the Products, if any claim is made or any suit or action is instituted against Distributor arising out of or otherwise in connection with any defect or alleged defect of Products sold by Rubicon Medical to Distributor under this Agreement, Rubicon Medical shall, at its own expense and upon request by Distributor: (i) investigate or research the causes of accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the Products are designed, manufactured, treated, packaged, labeled, delivered, sold or used, and use its best efforts to correct or eliminate such causes within a reasonable period; and (ii) provide Distributor any and all assistance (including, without limitation, technical and other information, legal assistance, documents, data, materials and witness) which are, in the opinion of Distributor, necessary or useful for Distributor's defense to such claim, suit or action in relation to the Products sold by Rubicon Medical to Distributor hereunder.

         14.2 Each party agrees to indemnify, defend and hold the other party and its officers, directors, employees, agents, successors, and assigns harmless from and against any and all claims made by any third party (and all attorneys' fees incurred or threatened to be incurred by the party entitled to indemnity) arising out of the manufacture, processing, marketing, distribution and sale of the Products, where and to the extent such damages are alleged to have been caused by the fault of such indemnifying party or its officers, directors, employees, agents, successors and assigns. The indemnifying party under this section 14.2 shall be relieved of its obligation unless the indemnified party: (i) gives the indemnifying party written notice of such claim as soon as reasonably practicable; and (ii) cooperates in the defense of such claim at the expense of the indemnifying party.

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15. Notice. Any notice required or permitted herein may be hand delivered, sent by facsimile transmission, or sent by postage prepaid registered airmail - return receipt requested, properly addressed to the party to be notified at the address set forth in the first paragraph of this Agreement or at the last known address given by such party to the other party, and shall be deemed delivered when hand delivered or transmitted by facsimile, or when sent by registered airmail, on the earlier of the date received or ten (10) days after the date mailed.

16. General Conditions.

         16.1 This Agreement shall be executed in duplicate but shall not be binding upon Rubicon Medical until a copy, signed by the Distributor, is executed by Rubicon Medical.

         16.2 If registration of this Agreement with governmental authorities is required by the laws of the Territory, Distributor shall timely comply with such registration requirements and provide proof of such compliance to Rubicon Medical.

         16.3 This Agreement supersedes all existing Agreements or arrangements by and between Rubicon Medical and Distributor relating to the subject matter hereof, whether written or oral, and all such prior Agreements or arrangements are hereby deemed terminated by mutual consent of the parties.

         16.4 In the event any provision of this Agreement is deemed to be unenforceable by the arbitrator or arbitrators appointed pursuant to
         Section 13.1 hereof, or if, notwithstanding such arbitration provision, a party seeks and is successful in obtaining the valid jurisdiction of a court which rules that any provision of this Agreement is legally invalid, then the same shall not affect the enforceability of any other provision of this Agreement.


Rubicon Medical, Incorporated                        NGC Medical Spa


By  /s/ Phillip J. Carter                            By  /s/ Paolo Cremascoli
--------------------------------                     ---------------------------
Name Phillip J. Carter                               Name Paolo Cremascoli
Title V. P., Marketing & Sales                       Title CEO
Date: February 9, 2004                               Date: 9 February 2004

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